Exhibit 10.1

Execution

[***] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SUNTRUST MORTGAGE, INC.

as

PURCHASER

AND

HOMESTREET BANK

as

SELLER

Dated as of June 30, 2014

TABLE OF CONTENTS

-ii-

-iii-

SERVICING RIGHTS PURCHASE AND SALE AGREEMENT

This SERVICING RIGHTS PURCHASE AND SALE AGREEMENT, dated as of June 30, 2014 (the “Effective Date”), is by and between SUNTRUST MORTGAGE, INC., a Virginia corporation (the “Purchaser”) and HOMESTREET BANK, a Washington state chartered savings bank (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the owner of servicing rights related to certain mortgage loans sold to or securitized with the Federal National Mortgage Association; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell, transfer and assign, and the Purchaser desires to purchase and assume, all right, title and interest in and to certain of such servicing rights.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS; DEFINITIONS

Section 1.1 Incorporation of Recitals. The recitals set forth above are incorporated herein by reference.

Section 1.2 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings specified below:

Action: Any action, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

Advances: The moneys that have been advanced by the Servicer from its funds in connection with its servicing of the Mortgage Loans in accordance with Applicable Requirements (including P & I Advances, T & I Advances and Corporate Advances) and for which the Servicer has a right of reimbursement under the applicable Servicing Agreements.

Agreement: This Servicing Rights Purchase and Sale Agreement, including all amendments hereof and supplements hereto, and all Exhibits and Schedules attached hereto.

Ancillary Fees: All fees and income derived from and related to the Mortgage Loans, excluding Servicing Fees attributable to the Mortgage Loans, but including late charges, prepayment penalties, incentive fees payable under HAMP or other program with a Governmental Authority, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, assumption fees, optional insurance administrative fees, income on escrow accounts and custodial accounts or other receipts on or with respect to such Mortgage Loans, and all other incidental fees, income and charges collected from or assessed against the Mortgagor, other than those charges payable to the Investor under the terms of the applicable Servicing Agreements.

Applicable Law: As of the time of reference, all applicable federal, state and local laws, rules, regulations and ordinances.

Applicable Requirements: As of the time of reference and as applicable, (a) the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (b) all Applicable Laws applicable to the origination, sale, pooling, insuring, guarantying or servicing of any Mortgage Loan or Servicing Right at the relevant time, (c) the Servicing Agreements, (d) any Orders applicable to any Mortgage Loan or Servicing Right, (e) all legal and contractual obligations to or with the Investor, any applicable Insurer or Governmental Authority applicable to any Mortgage Loan or Servicing Right and (f) those mortgage origination, sale and servicing practices (including collection practices) of prudent mortgage banking institutions which originate, sell and service mortgage loans of the same types as such Mortgage Loans in the jurisdiction where the related Mortgaged Properties are located.

Assignment of Mortgage: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage identified therein from the transferor to the transferee named therein.

Bill of Sale: A Bill of Sale for the sale of Servicing Rights on the Sale Date, in the form of Exhibit C.

Business Day: Any day other than a Saturday, Sunday, legal holiday or other day on which national banks are required by law or executive order to be closed.

Claim: As defined in Section 6.5.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).

Collateral Files: With respect to each Mortgage Loan, the file containing the Mortgage Loan Documents and such other documents or instruments as are required to be maintained with the Document Custodian or necessary to obtain certification pursuant to Applicable Requirements.

Compensatory Fees: Fees or penalties imposed by an Investor on the Servicer for an unjustifiable failure to complete a Foreclosure within such Investor’s required “state foreclosure time lines.”

Corporate Advances: Advances related to a delinquent Mortgage Loan expended by Seller in accordance with the Servicing Agreements (other than P & I Advances and T & I Advances), including attorney fees and costs, property preservation, property inspection, and valuation fees, as well as other default related expenses.

Custodial Accounts: The accounts in which Custodial Funds are deposited and held by the Servicer pending remittance or distribution thereof, all in accordance with Applicable Requirements.

Custodial Funds: All funds held by or in the control of the Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due the Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by Applicable Requirements) maintained by the Seller relating to the Mortgage Loans.

Document Custodian: A document custodian approved by the Investor and designated by the Purchaser.

Effective Date: As defined in the introductory phrase of this Agreement.

Electronic Data File: The test tape(s), sale tape(s) and/or transfer tape(s) and other electronic files or media containing the Mortgage Loan and Servicing Rights information to be delivered to the Purchaser, which shall be in the format specified by the Purchaser.

Estimate Date: The close of business on June 20, 2014.

Estimated Purchase Price: An amount equal to the product of the Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the Estimate Date, of the Mortgage Loans set forth on the preliminary Mortgage Loan Schedule (excluding any which the Seller is aware are Excluded Loans).

Estimated Purchase Price Computation Worksheet: An estimated purchase price computation worksheet substantially in the form of Exhibit B-1.

Excluded Loans: A Mortgage Loan: (a) which has been converted to a REO Property, whether by Foreclosure, deed in lieu or otherwise, as of the Transfer Date; (b) that has been paid off or satisfied in full as of the Transfer Date; (c) which, as of the Sale Date, is 60 or more days past due (without regard for any grace period); (d) which, as of the Sale Date, is in bankruptcy or for which a Foreclosure action has been initiated; (e) is a HomePath Renovation Loan; or (f) is a Loss Mitigation Loan

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

Federal Funds Rate: The “high” interest rate for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1 million) or more, as reported by The Wall Street Journal under “Federal Funds” rates as of the first Business Day of each month.

Foreclosure: The procedure pursuant to which a lienholder acquires title to a Mortgaged Property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the Mortgaged Property based upon a default by the Mortgagor under the Mortgage Loan Documents, under the law of the state wherein the Mortgaged Property is located.

Governmental Authority: Any federal, state or local governmental authority, agency, commission or court.

Guides: The Fannie Mae Selling and Servicing Guides.

HAMP: The Home Affordable Modification Program, as the same may be modified from time to time, as administered by Fannie Mae as agent for the U.S. Department of Treasury.

Indemnified Party: As defined in Section 6.5(a).

Indemnifying Party: As defined in Section 6.5(a).

Insurer: Any issuer of a PMI Policy and any insurer or guarantor under any hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.

Interim Subservicing Fee: [***] per Mortgage Loan per calendar month (pro rated).

Investor: Fannie Mae.

Investor Consent: The consent of the Investor to the transfer of the applicable Servicing Rights from the Seller to the Purchaser, as delivered by Investor to Seller on June 18, 2014 and provided to Purchaser.

Loss Mitigation Loan: Any loan for which a Mortgagor has requested an application for loss mitigation including, but not limited to a trial or permanent modification, a forbearance, deferral, waiver, short sale, deed-in-lieu or other loss mitigation, foreclosure alternative or foreclosure prevention effort or process, including any federal, state, or local program or proprietary program.

Losses: Any and all direct, actual and out-of-pocket costs or expenses, losses, damages, deficiencies, claims, including costs of investigation, attorneys’ fees and disbursements, the amounts of denied insurance or guaranty coverage (to the extent Purchaser has to pay amounts in lieu thereof), but, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, (iii) punitive or treble damages; (iv) ordinary deductions from the calculation of insurance or guaranty benefits by an Insurer related to the servicing of the Mortgage Loans after the Sale Date assuming the Seller complied with Applicable Requirements in servicing the Mortgage Loans prior to the Sale Date, and (v) prepayment interest shortfalls payable to securities holders for the accrual on interest on mortgage-backed securities in excess of the amount payable by the Mortgagor upon the full prepayment of a Mortgage Loan; provided, however, that the exclusions set forth in clauses (ii) and (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or government entity.

MERS: The Mortgage Electronic Registration System.

MERS Mortgage Loan: A Mortgage Loan registered with MERS that either designates MERS as original mortgagee or is assigned to MERS.

Monthly Payment: The scheduled monthly payment on a Mortgage Loan due on any due date pursuant to the terms of the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Mortgage Escrow Payments: The portion, if any, of the Monthly Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, and other mortgage escrow amounts.

Mortgage File: With respect to each Mortgage Loan, the Collateral File and the Servicing File, including the Mortgage Loan Documents.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.

Mortgage Loan Documents: With respect to any Mortgage Loan: (a) the original Mortgage Note; (b) the original recorded Mortgage, (c) original recorded intervening Assignments of Mortgage, if any (including, with respect to any MERS Mortgage Loan, an original recorded Assignment of Mortgage to MERS unless MERS was designated as the original mortgagee); (d) an original mortgagee title insurance policy (or other evidence of title acceptable under Applicable Requirements); (e) the PMI policy, as applicable; (f) original recorded modifications or consolidation and extension agreements, if any; and (g) original of the applicable power of attorney, if an attorney-in-fact signed the Mortgage Note on a Mortgagor’s behalf or a name affidavit, if the Mortgagor signed under an “also known as” name or used a signature that significantly differs from the typed name.

Mortgage Loans: The eligible, one-to-four family residential mortgage loans sold to or securitized by the Investor as to which the Seller is the owner of the Servicing Rights, as listed on the Mortgage Loan Schedule, provided that any mortgage loan that is an Excluded Loan shall not constitute a Mortgage Loan.

Mortgage Loan Schedule: On the Effective Date, the preliminary Mortgage Loan Schedule delivered by the Seller to the Purchaser contemporaneously with the execution of this Agreement, which will identify all Mortgage Loans for which Servicing Rights are eligible for sale hereunder as of the Sale Date, and contains the data fields identified on Exhibit A with respect to each Mortgage Loan. The final Mortgage Loan Schedule shall include only the Mortgage Loans included on the preliminary Mortgage Loan Schedule (except for any such Mortgage Loans that are Excluded Loans as of the Sale Date). Each such Mortgage Loan Schedule shall be delivered in electronic form reasonably acceptable to the Purchaser.

Mortgage Note: The promissory note executed by a Mortgagor and secured by a Mortgage evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

Mortgaged Property: The one- to four-family residential real property that is encumbered by a Mortgage, including all buildings and fixtures thereon.

Mortgagor: Any obligor under a Mortgage Note and Mortgage.

Order: Any order, injunction, judgment, decree, ruling, writ, assessment, agreement, or arbitration award of a Governmental Authority.

Originator: With respect to any Mortgage Loan, the Person(s) that performed one or more of the following functions: (a) took the loan application; (b) processed the loan application; (c) underwrote the loan application; and/or (d) closed or funded the Mortgage Loan.

P & I Advances: Principal and interest advances expended by Seller in accordance with Servicing Agreements (net of prepaid principal and interest, as applicable).

Parties: The Seller and the Purchaser.

Person: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.

PMI Policy: With respect to a Mortgage Loan, the policy of primary mortgage insurance satisfying Applicable Requirements.

Pool: One or more Mortgage Loans that have been aggregated pursuant to the requirements of the Investor.

Prior Servicer: Any Person that was a Servicer or subservicer of any Mortgage Loan before the Seller became the Servicer of the Mortgage Loan, and the Seller or any subservicer who has performed subservicing of the Mortgage Loans for the Seller.

Purchase Price: An amount equal to the product of the Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the Sale Date, of the Mortgage Loans for which Servicing Rights are being sold on the Sale Date.

Purchase Price Percentage: As provided in Exhibit F.

Purchase Price Computation Worksheet: A purchase price computation worksheet substantially in the form of Exhibit B-2.

Purchaser: As defined in the introductory phrase of this Agreement.

Qualified Insurer: An Insurer duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, meeting the requirement of the Investor.

Recourse Obligation: With respect to any Mortgage Loan, any obligation or liability (actual or contingent) of the Servicer: (a) for losses incurred in connection with the Foreclosure or other disposition of such Mortgage Loan (including losses relating to loss mitigation or obtaining deeds in lieu of Foreclosure); (b) to repurchase such Mortgage Loan in the event that the Mortgagor of such Mortgage Loan, or such Mortgage Loan, is in bankruptcy, in Foreclosure or in litigation; or (c) to repurchase such Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor. Notwithstanding the foregoing, a Mortgage Loan shall not be considered subject to a Recourse Obligation merely because the Servicer retains a contingent liability to repurchase a Mortgage Loan that is determined to have been ineligible for sale to the Investor due to a breach of one or more representations and warranties.

REO Property: With respect to a Mortgage Loan the real property to which the Seller or the Investor, or another Person acting on the Seller’s or the Investor’s behalf, has taken ownership as a result of Foreclosure or acceptance of a deed in lieu of foreclosure with respect to a Mortgaged Property.

Sale Date: June 30, 2014, or such other date as mutually agreed by the Parties.

Seller: As defined in the introductory phrase of this Agreement.

Servicer: The Person contractually obligated, at any time, to administer the Servicing Rights under the applicable Servicing Agreements.

Servicing Agreements: With respect to the Investor, the contracts (including any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement), the Guides, and all other applicable rules, regulations, procedures, manuals and guidelines of the Investor, defining the rights and obligations of the Investor and the Servicer, with respect to the applicable Mortgage Loans.

Servicing Fee: The amount payable to Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing the Mortgage Loan, net of guaranty fees or any other amounts offset against compensation payable to Servicer under the applicable Servicing Agreement.

Servicing File: With respect to each Mortgage Loan, all documents, whether on hard copy, computer record, microfiche or any other format, evidencing and pertaining to a particular Mortgage Loan and relating to the processing, origination, servicing, collection, payment and foreclosure of such Mortgage Loan, including: (a) copies of documents executed or delivered in connection with the closing of such Mortgage Loan, (b) copies of the Mortgage Loan Documents and the other documents in the related Collateral File, (c) any documents required to be maintained in the servicing file by the Investor or other Applicable Requirements, and (d) any servicing documentation which relates to such Mortgage Loan of the type customarily included by mortgage loan servicers in their servicing files.

Servicing Rights: Any and all of the following: (a) all rights and obligations to service the Mortgage Loans; (b) all rights to receive Servicing Fees, Ancillary Income and other compensation for servicing the Mortgage Loans; (c) all agreements or documents creating, defining or evidencing any such Servicing Rights to the extent they relate to such Servicing Rights and all rights of the Seller as servicer thereunder; (d) the right to maintain custodial or escrow accounts relating to the Mortgage Loans and the right to collect, hold and disburse Custodial Funds, escrow payments or other payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Requirements; (e) all accounts and other rights to payment related to the servicing of the Mortgage Loans, including, without limitation, the right to be reimbursed for Advances; (f) the right to possess and use any and all Mortgage Files, servicing records, data tapes, computer records, or other information pertaining to the Mortgage

Loans to the extent relating to the past, present or prospective servicing of the Mortgage Loans; (g) rights to access and use all Mortgage Loan Documents, Mortgage Files, and other files and documents pertaining to the Mortgage Loans; (h), all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; and (i) all rights, powers and privileges incident to any of the foregoing.

Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which the Seller shall transfer the Servicing Rights, the Custodial Funds, and the Mortgage Files to the Purchaser, in the form set forth on Exhibit D hereto.

T & I Advances: Advances expended by the Seller for the payment of taxes, insurance, ground rents, assessments, and similar amounts due related to the Mortgage Loans, in accordance with the Servicing Agreements.

Transfer Date: October 1, 2014 or such other date as agreed to by the Parties.

ARTICLE II

SALE OF SERVICING RIGHTS AND RELATED ITEMS

Section 2.1 Agreement of Sale. Upon the terms and subject to the conditions of this Agreement, and subject to Applicable Requirements, the Seller shall, sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, on and as of the Sale Date, all beneficial right, title, interest, and as of the Transfer Date, all legal, right, title and interest, in and to the Servicing Rights, including the related Advances, Custodial Funds and Mortgage Files. The Purchaser shall have the right to decline to purchase any Servicing Rights that do not conform to the terms, conditions, representations, warranties and covenants in this Agreement.

Section 2.2 Assumption of Liabilities. In connection with the sale and transfer of Servicing Rights contemplated herein, the Purchaser will assume only those duties, obligations and liabilities of the Seller with respect to the Servicing Rights under the applicable Servicing Agreements that (a) accrue after the Transfer Date and (b) directly arise in connection with the Purchaser’s acquisition, ownership and use of the applicable Servicing Rights.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated hereby shall take place on June 30, 2014, or such later date as soon as practicable after the conditions set forth in Section 2.4 and Section 2.5 (other than those conditions that by their nature can be satisfied only at the closing, but subject to the fulfillment or waiver of those conditions) are satisfied.

Section 2.4 Conditions Precedent to Sale by the Seller. The obligations of the Seller under this Agreement to consummate the sale on the Sale Date are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by the Seller:

(a) The representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects as of the Sale Date.

(b) All terms and covenants in the Agreement required to be complied with and performed by the Purchaser shall have been duly complied with and performed by the Purchaser as of the Sale Date and Transfer Date as applicable, in all material respects.

(c) The Purchaser shall have delivered to the Seller a duly executed Bill of Sale with respect to the Servicing Rights to be purchased on the Sale Date.

(d) There shall not have been commenced or threatened any Action instituted by any Person which enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transaction contemplated hereby.

Section 2.5 Conditions Precedent to Purchase by the Purchaser. The obligations of the Purchaser under this Agreement on the Sale Date are subject to the satisfaction of each of the following conditions on or prior to the Sale Date, any or all of which may be waived in writing by the Purchaser:

(a) The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of the Sale Date.

(b) All terms and covenants contained in this Agreement required to be complied with and performed by the Seller shall have been duly complied with and performed by the Seller as of the Sale Date, in all material respects.

(c) The Investor Consent remains in effect; and to the extent required to consummate the transaction contemplated hereby, the consent of any applicable Insurer shall have been received and delivered to Purchaser.

(c) The Seller shall have delivered to the Purchaser a duly executed Bill of Sale with respect to the Servicing Rights to be purchased on the Sale Date.

(d) There shall not have been commenced or threatened any Action instituted by any Person which enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transaction contemplated hereby.

(e) The Seller shall have delivered to the Purchaser a current IRS Form W-9 Request for Taxpayer Identification Number and Certification.

ARTICLE III

PURCHASE PRICE AND RELATED MATTERS

Section 3.1 Purchase Price.

(a) In consideration for the transfer and sale contemplated herein of the Servicing Rights, the Purchaser shall pay to the Seller the Purchase Price and reimburse Seller for the Advances in the manner provided for in this Article III.

(b) No later than five Business Days prior to the Sale Date, the Seller shall deliver to the Purchaser the completed Estimated Purchase Price Computation Worksheet, based on the information regarding the Mortgage Loans set forth in the preliminary Mortgage Loan Schedule.

(c) No later than five Business Days after the Sale Date, the Seller shall deliver to the Purchaser (i) the final Mortgage Loan Schedule as of the Sale Date and (ii) the completed Purchase Price Computation Worksheet, based on information regarding the Mortgage Loans as of the Sale Date set forth in the final Mortgage Loan Schedule.

Section 3.2 Payment of Purchase Price.

(a) Subject to the satisfaction of the conditions set forth in Section 2.5, on the Sale Date the Purchaser shall pay to the Seller an amount equal to [***] percent of the Estimated Purchase Price.

(b) In the event that the actual Purchase Price is different from the Estimated Purchase Price based on the Purchase Price Computation Worksheet provided pursuant to Section 3.1(c), within ten Business Days after the Sale Date, an adjustment, and payment between the Parties, shall be made in favor of the Seller or Purchaser with interest thereon at the Federal Funds Rate from the Sale Date to the date of payment.

(c) The Purchaser shall hold back [***] percent of the Purchase Price (the “Holdback”), to be released, as Purchaser receives the required documents from the Collateral File and Servicing File with respect to each Mortgage Loan, as follows:

(i) Within 90 days following receipt of the Collateral File and Servicing Files, in bulk, the Purchaser shall deliver or cause to be delivered to the Seller a report (the “Initial Holdback Report”) identifying any missing, incomplete or inaccurate items as are required to be in such Collateral Files or Servicing Files pursuant to the Guides, other than recorded Assignments of Mortgage required as a result of this transaction, and other than recorded original documents with respect to Mortgage Loans secured by Mortgaged Property in Hawaii (provided that the Seller shall instead deliver a recording receipt of the applicable Hawaii recording office or, if such recording receipt is not available, an officer’s certificate, confirming that such Mortgage has been accepted for recording) (the “Holdback Items”). Within 60 days of the Purchaser’s delivery of the Initial Holdback Report, the Purchaser shall deliver or cause to be delivered to the Seller a second report identifying all Holdback Items with respect to the Mortgage Loans,

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

updated to reflect satisfactions, liquidations, and Holdback Items received from the date of the Initial Holdback Report (the “Second Holdback Report”). Every 30 days thereafter, the Purchaser shall deliver to the Seller a report updated to reflect satisfactions, liquidations, and Holdback Items received (each, a “Holdback Report”) from the date of the prior Holdback Report to the date of the current Holdback Report until the Purchaser or the Document Custodian has received all of the Holdback Items.

(ii) The Purchaser shall release the Holdback to the Seller on a Mortgage Loan-level, pro rata basis, for each Mortgage Loan with respect to which the Purchaser or the Document Custodian has received all of the Holdback Items or as to which no Holdback Items have been identified (i.e., the amount released with respect to each Mortgage Loan will equal the Holdback divided by the number of Mortgage Loans), within ten Business Days following the Purchaser’s delivery of the Initial Holdback Report, the Second Holdback Report and each Holdback Report.

(iii) Notwithstanding the foregoing, the Purchaser shall be entitled to retain a minimum of $[***] until the Purchaser or the Document Custodian has received all of the Holdback Items; provided that, on the date that occurs [***] months following the Transfer Date, the Purchaser shall make a final release from the Holdback of any amounts in excess of the amounts of out-of-pocket costs and expenses the Purchaser reasonably believes will be necessary to cure, correct or replace any remaining Holdback Items, as reasonably documented to the Seller, and the Purchaser shall be entitled to retain the balance of the Holdback. In addition, to the extent the Purchaser or the Document Custodian has a reasonable, immediate need for any Holdback Item not yet provided by the Seller, the Purchaser may, if the Seller is unable to provide such Holdback Item within ten Business Days’ after written notice to the Seller, or such shorter period as reasonably necessary for the Purchaser to comply with Applicable Requirements, undertake its own efforts to create or obtain such Holdback Item, directly or through the efforts of a designee, and offset the reasonable, out-of-pocket cost associated therewith against the Holdback. The Holdback shall not be subject to offset or reduction for any other amounts which may be claimed by or due to the Purchaser hereunder, other than as agreed to by the Seller in writing in advance.

(iv) Releases of Holdback shall be accompanied by interest thereon at the Federal Funds Rate from the Sale Date to the date of payment.

(d) The Purchaser shall reimburse the Seller for any Advances related to the Mortgage Loans properly made by the Seller pursuant to the Applicable Requirements and recoverable in accordance with Applicable Requirements, to the extent outstanding on the Transfer Date as follows:

(i) The Purchaser shall reimburse the Seller for the P & I Advances within three Business Days after receipt by the Purchaser from the Seller of customary documentation and support with respect to such P & I Advances, including but not limited to the Lender Processing Services MSP system ZZTB report;

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) The Purchaser shall reimburse the Seller for the Corporate Advances within ten Business Days after receipt by the Purchaser from the Seller of customary documentation and support with respect to such Corporate Advances (including invoices where applicable);

(iii) T & I Advances shall be recovered by Seller in accordance with Section 5.7, and the Seller shall provide the Purchaser with Purchaser with customary documentation and support with respect to such T & I Advances.

Documentation and support required to be provided with respect to any Advance may be in electronic form. The Purchaser may withhold or delay payment of Advances for insufficient documentation and support only with respect to those Advances for which such documentation and support has not been provided, and the Purchaser shall reimburse the Seller for all other Advances for which proper documentation and support has been provided as set forth herein. Notwithstanding anything in this Agreement to the contrary, with respect to Advances made by the Seller between the Sale Date, and the Transfer Date, Purchaser shall reimburse Seller for ordinary deductions from the calculation of either insurance or guaranty benefits by an Insurer or reimbursement of Advances by the Investor assuming the Seller complied with Applicable Requirements. Such reimbursement for non-recoverable Advances made by Seller between the Sale Date and the Transfer Date also shall include non-recoverable Advances that are required or authorized to be made pursuant to Applicable Requirements; provided, in the case of such non-recoverable Advances that are authorized (but not required) to be made pursuant to Applicable Requirements, only to the extent they are made in a manner consistent with past practice.

(e) The Purchaser shall provide the Seller with a list of those Mortgage Loans which paid off in full within 90 days after the Sale Date. The Seller shall return to the Purchaser a portion of the Purchase Price equal to the Purchase Price Percentage multiplied by the aggregate outstanding principal balance of such Mortgage Loan as of the Sale Date within five Business Days of receipt of such list of Mortgage Loans.

Section 3.3 Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party pursuant to this Agreement shall be made by wiring immediately available funds to the following account(s):

To the Seller:

Bank Name:	HomeStreet Bank
Location:	601 Union St., Suite 2100, Seattle, WA 98101
Account Number:	[***]
Routing Number:	[***]
Reference:	[***]
Attention:	Insook Lee (Treasury Department)

To the Purchaser:

Bank Name:	SunTrust Bank
Location:	Richmond, VA

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Account Number:	[***]
Routing Number:	[***]
Reference:	[***]
Attention:	Investor and Transaction Management

Section 3.4 Errors and Adjustments to the Mortgage Loan Schedule. If, at any time, either Party reasonably determines that any information contained on the Mortgage Loan Schedule is found to be in error, then within five Business Days after such determination, the discovering Party shall notify the other Party of the error and the Parties shall work in good faith to resolve the error and to correct the Mortgage Loan Schedule as necessary. In the event that any error on the Mortgage Loan Schedule causes an inaccuracy in the payment of any portion of the Purchase Price or Advances, or payment or transfer of any other amounts due under this Agreement to either Party, the Parties shall address such error in accordance with Section 3.5.

Section 3.5 Certain Adjustments and Refunds. If, subsequent to the payment of any amounts due under this Agreement to either Party, such amounts are found to be in error, including as a result of a dishonored payment prior to the applicable Transfer Date, then within five Business Days after the receipt of information sufficient to provide notice that payment is due, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Advances or such other amounts, plus (in the case of the Purchase Price) interest on such amount at the Federal Funds Rate from the date such payment was due through and including the date on which such payment actually is made, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation. Any such notice must be received by either Party within 180 days of the Transfer Date in order for this Section 3.5 to apply.

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants as follows as of the Effective Date and the Sale Date (or such other dates as set forth herein):

(f) The Seller is a state chartered savings bank duly organized, validly existing, and in good standing under the laws of the State of Washington. The Seller and its employees, agents and other personnel have, and at all relevant times have had, in full force and effect (without notice of possible suspension, revocation or impairment) all qualifications, permits, approvals, licenses, and registrations required under Applicable Law to conduct all activities in all states in which their activities with respect to the Mortgage Loans or the Servicing Rights require them to have such qualifications, permits, approvals, licenses, and registrations, except where the absence of such qualifications, permits, approvals, licenses, and registrations would not materially and adversely affect the Servicing Rights, the Mortgage Loans or the performance by the Seller of its obligations under the Servicing Agreements or the performance by the Seller of its obligations under this Agreement.

(g) The Seller has all requisite corporate or other applicable power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder. The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant or obligation required of it pursuant to this Agreement.

(h) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid, binding and enforceable obligation of the Seller, except as such enforceability may be limited by receivership, conservatorship, bankruptcy, insolvency, reorganization and other similar laws applicable to banking institution relating to or affecting the rights of creditors generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). This Agreement (1) constitutes the “written agreement” of the Seller (2) has been approved pursuant to the Seller’s Asset Management Policy, a copy of which has been delivered to Purchaser and (3) will be an official record of the Seller continuously from the time of its execution.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the Sale Date) under any of the terms, conditions or provisions of (A) the organizational documents of the Seller or (B) of any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Seller is now a party or by which the Seller is bound, or (C) any Applicable Law or any Order, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans except as created hereby.

(j) Except for the Investor Consents, there is no consent, approval, authorization or order of any Governmental Authority or other Person required for the execution, delivery and performance by the Seller, of or compliance by the Seller with, this Agreement or the consummation of the transaction contemplated hereby.

(k) There is no Action existing, pending or, to the Seller’s knowledge, threatened, or any Order outstanding, against or relating to the Seller that could materially and adversely affect the Servicing Rights, the Mortgage Loans or the performance by the Seller of its obligations under the Servicing Agreements or the performance by the Seller of its obligations under this Agreement.

(l) The Seller is approved and in good standing as a seller and servicer with the Investor, is qualified to act as the servicer under each Servicing Agreement, and no event has occurred which would make the Seller unable to comply with all such eligibility requirements, or which would require notification to the Investor, and the Seller is approved and in good standing with each applicable Insurer. The Seller has not received any written notice from the Investor that it intends to terminate or restrict the Seller’s status as an approved seller or servicer. The Seller is a member in good standing of the MERS system.

(m) The Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to Applicable Requirements, are, and will be on the Sale Date and the Transfer Date, valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances.

(n) The Servicing Rights being sold in this transaction are the Servicing Rights initially created with respect to each Mortgage Loan. There has been no previous modification, amendment, sale, transfer, conveyance or assignment of any portion of the Servicing Rights or Servicing Fees, or interests therein.

(o) The Seller has not entered into a settlement agreement with any Person or any Order with the Investor or any other Governmental Authority that would be binding on the Purchaser with respect to the Servicing Rights or the Mortgage Loans other than routine loan level loan modification and loss mitigation options undertaken in accordance with the Applicable Requirements and documented in the Servicing File for the related Mortgage Loan, in each case which shall not result in any liability, non-routine costs or expenses of the Purchaser as the Servicer of each applicable Mortgage Loan.

(p) The consideration received by the Seller upon the consummation of the transaction contemplated hereby constitutes fair consideration and reasonably equivalent value for the Servicing Rights. The consummation of the transactions contemplated by this Agreement is not subject to any bulk sale or similar law.

(q) There are no accrued liabilities of the Seller with respect to the Mortgage Loans or the Servicing Rights or circumstances under which such accrued liabilities will arise against the Purchaser as successor to the Servicing Rights, with respect to occurrences prior to the Sale Date.

Section 4.2 Representations and Warranties of the Seller regarding the Servicing Rights and Mortgage Loans.

The Seller represents and warrants as follows as of the Effective Date and the Sale Date (or such other dates as set forth herein):

(e) The Servicing Agreements do not contain terms and conditions that (i) increase the obligations in connection with the servicing of the Mortgage Loans beyond that stated in the Guides and (ii) would apply to the Purchaser as the transferee of the Servicing Rights. None of the Servicing Agreements nor any other agreement or understanding applicable to any of the Mortgage Loans provides for a Recourse Obligation.

(f) The Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Transfer Date have been paid, or will be paid before overdue, by the Seller.

(g) The information set forth in the Mortgage Loan Schedule, contained in each Mortgage File, or contained in any Electronic Data File, and all other information provided by or on behalf of the Seller with respect to the Servicing Rights and the related Mortgage Loans is true, correct and complete in all respects, as of the date provided or indicated therein.

(h) None of the Mortgage Loans is an Excluded Mortgage Loan.

(i) Each Mortgage Loan conformed and conforms to Applicable Requirements in effect at the related time, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the Investor upon such sale or pooling. Each Mortgage Loan has been originated, underwritten, closed, funded, sold, pooled and serviced in compliance with all Applicable Requirements. The Seller is not otherwise in default with respect to the Seller’s obligations under the Servicing Agreements or Applicable Requirements as related to the Servicing Rights or Mortgage Loans, in any material respect. The Seller has complied with all anti-money laundering laws and regulations applicable to it as originator, seller and Servicer, as applicable, with respect to the Mortgage Loans, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, which prohibit dealings with certain countries, territories, entities and individuals named in OFAC’s Sanction Programs and on the Specially Designated Nationals and Blocked Persons List, in all material respects, and has established an anti-money laundering compliance program as required by such anti-money laundering laws and regulations.

(j) Each Mortgage Loan which is required pursuant to Applicable Requirements or which is represented by the Seller to have mortgage insurance or a guaranty certificate has such mortgage insurance or a guaranty certificate, and has an accurate holder identification for purposes of filing claims. All provisions of such insurance policies or guarantees have been and are being complied with in all respects, all premiums due thereunder have been paid, and such policies and/or guarantee are in full force and effect. None of the PMI Policies with respect to the Mortgage Loans provide for payment of the related premiums by the lender or mortgagee.

(k) Each Mortgage File contains all of the documents and instruments required to be included therein pursuant to Applicable Requirements. All books, records and accounts of the Seller and the Seller’s document custodian with respect to the Servicing Rights and the Mortgage Loans are complete, properly maintained, and accurately reflect the subject matter thereof. All Pools are finally certified and eligible for recertification, as applicable, in accordance with Applicable Requirements. The Collateral Files to be delivered to the Document Custodian will include all documents necessary in order for the Document Custodian to certify or recertify the Pools in accordance with Applicable Requirements, as applicable. Each Mortgage Loan included in a Pool meets all eligibility requirements for inclusion in such Pool, and the Seller caused each Pool to be properly formed. Each Pool is properly balanced and fully funded.

(l) All Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in accordance with Applicable Requirements in all material respects. Custodial Funds received by the Seller have been credited to the appropriate Custodial Account, and have been retained in and disbursed from the Custodial Accounts in accordance with Applicable Requirements. In accordance with Applicable Requirements, the Seller has analyzed the payments required to be deposited into the Custodial Accounts and adjusted the payment thereto in order to eliminate any deficiency. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, the Seller and each Originator and Prior Servicer has (a) computed the amount of such payments in accordance with Applicable Requirements, (b) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments, and when required by the Servicing Agreement has advanced its own funds to pay such charges and items, and (c) delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments. With respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in accordance with Applicable Requirements, and no Mortgage Escrow Payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage or the related Mortgage Note.

(m) The Advances are valid and subsisting accounts owing to the Seller, are eligible for reimbursement by the applicable Insurer or the Investor pursuant to the applicable Servicing Agreements, are carried on the books of the Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set-off or claim that could be asserted against the Seller or the Purchaser, and the Seller has not received any notice from any Investor, Insurer or other Person in which the Investor, Insurer or Person disputes or denies a claim by the Seller for reimbursement in connection with an Advance. No Advance has been sold, transferred, assigned or pledged by the Seller to any Person other than Purchaser. The Seller has not taken any action that, or failed to take any action the omission of which, would impair the rights of Purchaser with respect to any such Advance.

(n) None of the Mortgage Loans are subject to any demand or request for repurchase by the Investor or any Insurer or for rescission of any Mortgage Insurance or denial of any Mortgage Insurance claim. None of the Mortgage Loans are subject to any indemnification agreement, reimbursement arrangement or similar agreement pursuant to which Purchaser may be required to indemnify or reimburse the Investor, an Insurer or any other Person for any Loss or other amounts related to such Mortgage Loans.

(o) No Mortgage Loan is classified as a “high cost mortgage” under Section 32 of the Home Ownership and Equity Protection Act of 1994. Each Mortgage Loan complied with the anti-predatory and abusive lending requirements of the Guides when sold to or securitized with the Investor.

(p) All monies received with respect to each Mortgage Loan have been properly accounted for and applied. The Seller has remitted or otherwise made available to the Investor (i) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including any guaranty fees, and (ii) all P & I Advances required by such Servicing Agreements. In accordance with Applicable Requirements, the Seller has prepared and submitted to the Investor all reports in connection with such payments required by Applicable Requirements.

(q) The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of Purchaser and which is contained in the Collateral Files. The substance of any such waiver, alteration or modification has been approved by the Investor and any Insurer, if such approval is required by Applicable Requirements, or has been executed in accordance with Investor’s Guide or Insurer’s guidelines, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the applicable Insurer, and which assumption agreement is part of the Collateral File delivered to the document custodian and the terms of which are reflected in the Mortgage Loan Schedule.

(r) The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(s) The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, and other similar laws relating to or affecting the rights of creditors generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.

(t) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to exceptions permitted by the Investor and any Insurer. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to Purchaser.

(u) Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a Qualified Insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of the Investor. Each Mortgage Loan has in place a hazard insurance policy (and if required, a wind insurance policy) with their own insurance policy, and not a force placed insurance policy, that satisfies the applicable covenants of the related Mortgage Loan. If, upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the federal Flood Insurance Administration is in effect, which policy conforms to all Applicable Requirements. All individual insurance policies contain a standard mortgagee clause naming Seller and its respective successors and assigns as mortgagee, and all premiums thereon have been paid. Each Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement of such cost and expense from the Mortgagor. Where required by state law or regulation, each Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. Each hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the sale of the related Servicing Rights. The Seller has not engaged in, and has no knowledge of any Mortgagor’s having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(v) Each Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to the Investor, or (ii) an American Land Title Association mortgagee title insurance policy or other generally acceptable form of policy of insurance acceptable to the Investor issued by a title insurer acceptable to the Investor, and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring, subject only to the exceptions listed in clause (p) above, Seller, and its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. If the Mortgaged Property is a condominium unit located in a state in which a title insurer will generally issue an endorsement, then the related title insurance policy contains an endorsement insuring the validity of the creation of the condominium form of ownership with respect to the project in which such unit is located. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such mortgagee title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Seller is the named insured and the sole insured of such mortgagee title insurance policy, the assignment to Purchaser of Seller’s interest in such mortgagee title insurance policy does not require the consent of or notification to the insurer (or if such consent or notification is required, such consent has been received, or such notification has been given), and such mortgagee title insurance policy is in full force and effect and will be in force and effect and will inure to the benefit of Purchaser upon the consummation of the sale of the related Servicing Rights. No claims have been made under such mortgagee title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(w) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(x) As of the Sale Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. To the extent required by Applicable Requirements, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence

(y) There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(z) [reserved]

(aa) To the best of the Seller’s knowledge, each Mortgagor and each Mortgaged Property is not and has not been in violation of any Applicable Requirements. Each Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Seller’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property.

(bb) There was no fraud in the origination or servicing of any Mortgage Loan, whether the result of any act or omission of the Originator, a Prior Servicer, the Seller, the Mortgagor, or any employee, representative or agent of the foregoing.

Section 4.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants as follows as of the Effective Date and the Sale Date:

(f) Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Purchaser and its employees, agents and other personnel have in full force and effect (without notice of possible suspension, revocation or impairment) all qualifications, permits, approvals, licenses, and registrations required under Applicable Law to conduct all activities in all states in which their activities with respect to the Mortgage Loans or the Servicing Rights will require them to have such qualifications, permits, approvals, licenses, and registrations, except where the absence of such qualifications, permits, approvals, licenses, and registrations would not materially and adversely affect the performance by the Purchaser of its obligations under the Servicing Agreements or the performance by the Purchaser of its obligations under this Agreement.

(g) Purchaser has all requisite corporate or other power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder. Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant or obligation required of it pursuant to this Agreement.

(h) This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid, binding and enforceable obligation of the Purchaser, except as such enforceability may be limited by receivership, conservatorship, bankruptcy, insolvency, reorganization and other similar laws applicable to banking institutions relating to or affecting the rights of creditors generally and the application of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(i) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the related Transfer Date) under any of the terms, conditions or provisions of (A) the organizational documents of Purchaser or (B) of any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Purchaser is now a party or by which the Purchaser is bound, or (C) any Applicable Law or any Order, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans except as created hereby.

(j) Except for the Investor Consents, there is no consent, approval, authorization or order of any Governmental Authority or other Person required for the execution, delivery and performance by the Purchaser, of or compliance by the Purchaser with, this Agreement or the consummation of the transaction contemplated hereby.

(k) There is no Action existing, pending or, to the Purchaser’s knowledge, threatened, or any Order outstanding, against or relating to the Purchaser that could materially and adversely affect the performance by the Purchaser of its obligations under this Agreement.

(l) The Purchaser is approved and in good standing as a seller and servicer with the Investor, is qualified to act as the servicer under each Servicing Agreement, and no event has occurred which would make the Seller unable to comply with all such eligibility requirements, or which would require notification to the Investor, and the Purchaser is approved and in good standing with each applicable Insurer, as necessary, in order to purchase and assume responsibility for the Servicing Rights. The Seller has not received any written notice from the Investor that it intends to terminate or restrict the Seller’s status as an approved seller or servicer. The Purchaser is a member in good standing of the MERS system.

ARTICLE V

COVENANTS

Section 5.1 Investor Consent. The Seller shall use its reasonable efforts to obtain the Investor Consents promptly, and Purchaser shall reasonably cooperate with Seller in obtaining the Investor Consents. Prior to the Transfer Date, Purchaser and the Seller shall execute and deliver the documents required by the Investors in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and the Seller, and shall execute and deliver such other instruments or documents as Purchaser and the Seller shall reasonably determine are necessary or appropriate to effectuate the transaction contemplated hereby. The Seller shall pay any and all costs of securing the Investor Consents, including fees to the Investors for the transfer of the Servicing Rights in accordance with Applicable Requirements.

Section 5.2 Interim Servicing. The Seller shall, on behalf of Purchaser, service the Mortgage Loans for the benefit of Purchaser and the Investor during the period between the Sale Date and through close of business on the Transfer Date in accordance with all Applicable Requirements. In the performance of its duties and services hereunder, the Seller shall be an independent contractor acting in its own behalf and for its own account and without authority, expressed or implied, to act for or on behalf of Purchaser in any capacity other than that of an independent contractor, except as otherwise expressly set forth hereinabove, or as may be authorized by Purchaser in writing from time to time. Seller shall maintain, at its expense, throughout the term hereof for itself, fidelity and errors and omissions bond coverage covering all employees handling funds, monies, documents and papers with respect to the Mortgage Loans, all in accordance with the Applicable Requirements. Seller shall perform all of its obligations under this Section 5.2 at Seller’s sole cost and expense. Purchaser shall pay to Seller the Interim Subservicing Fee. The Seller shall also be entitled to retain as additional compensation any Ancillary Income received by the Seller during the period from the Sale Date to the Transfer Date, and the initial HAMP servicer incentive fee earned under HAMP guidelines and the Guides but not paid prior to the Transfer Date (provided, that Purchaser shall be entitled to any performance incentive fees under HAMP and the Guides thereafter). The Interim Subservicing Fee due to Seller shall be netted out of the payment of the Servicing Fee due to Purchaser, and the remaining portion of the Servicing Fee shall be remitted to the Purchaser on or before the 5th day of each month, by wiring to the account specified in Section 3.3. A report of the Servicing Fee and Interim Subservicing Fee, on a loan-level basis, shall be delivered to Purchaser within 30 calendar days after each calendar month end. The Interim Subservicing Fee is subject to verification by Purchaser within ten Business Days after receipt of Seller’s documentation.

Section 5.3 Access to and Release of Information. Prior to the Transfer Date, Seller shall allow Purchaser and its counsel, accountants and other representatives, reasonable access, during normal business hours and upon reasonable notice, to review and conduct reasonable investigations of all of Seller’s (or Seller’s agents’) personnel, facilities, files, books and records directly relating to the Servicing Rights, the Mortgage Loans, Custodial Accounts and Advances, and to review the Mortgage Files. Following the Transfer Date, from time to time, Seller shall, at Purchaser’s cost and expense, furnish Purchaser with information that is reasonably available to Seller and is supplemental to the information contained in any documents and schedules required to be delivered to Purchaser pursuant to this Agreement, which is reasonably necessary or reasonably requested by Purchaser to aid in its servicing of the Mortgage Loans, to respond to requests from Governmental Authorities, to defend third party claims, or to ensure compliance with the Servicing Agreements.

Section 5.4 Transfer of Servicing. The Seller and the Purchaser covenant and agree to act reasonably, in good faith, to do all things required herein to effect the transfer of the servicing of the Mortgage Loans to the Purchaser on the Transfer Date, including, without limitation, following the Servicing Transfer Instructions in all material respects and complying with all Applicable Requirements, including the requirements and guidelines of the Consumer Financial Protection Bureau and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained in this Agreement, if the terms of this Agreement and the Servicing Transfer Instructions conflict, the terms of this Agreement shall control. In the event of any complaints or issues raised by any Person relating to servicing transfers contemplated under this Agreement, the Seller and the Purchaser shall communicate with each other regarding any such complaints and issues and work in good faith with each other to resolve such complaints and issues in a commercially reasonable manner. Seller shall notify Purchaser in writing, within one Business Day of (a) the Investor advising the Seller that the Transfer Date, for all or any portion of the Servicing Rights, will be a date other than a scheduled Transfer Date, or (ii) the Investor advising the Seller that all or any portion of the Servicing Rights may not be transferred to Purchaser. The scheduled Transfer Date may be delayed upon the written agreement of the Parties.

Section 5.5 Data Files, Mortgage Files and Related Materials.

(a) Conversion Data Files. In accordance with the dates and format specified in the Servicing Transfer Instructions, Seller shall provide Purchaser with an Electronic Data File or Electronic Data Files containing the information necessary to service the Mortgage Loans in accordance with Applicable Requirements so as to permit Purchaser to test the conversion of Seller’s records to Purchaser’s data processing system. In addition, Seller shall provide master Electronic Data File(s) to Purchaser on such date and in such format as specified in the Servicing Transfer Instructions to support Purchaser’s conversion pre-planning activities. On the Transfer Date, the Seller shall deliver updated Electronic Data Files to the Purchaser, which shall accurately reflect the applicable Mortgage Loans and Servicing Rights, including the information contained in the Mortgage Files and all tax, insurance and flood zone records, as of the Transfer Date. In the event that any such Electronic Data File or the information required to be contained on such Electronic Data File is not in the format required by the Servicing Transfer Instructions, Seller shall take all steps necessary to correct such deficiency or, in the event that any such deficiency cannot be cured to the reasonable satisfaction of Purchaser, Seller shall pay Purchaser the amount incurred by Purchaser to cure such deficiencies and to compensate Purchaser for any Losses resulting therefrom.

(b) Packaging and Shipment of Mortgage Files.

(i) At Seller’s sole expense, Seller shall (or shall cause its document custodian to) package and ship to Purchaser, or Purchaser’s designee, all Mortgage Files pertaining to the Mortgage Loans as follows, and as may be further described in the Servicing Transfer Instructions:

(A) At least three Business Days before the Transfer Date, all Collateral Documents to Purchaser’s Document Custodian; and

(B) One Business Day after Transfer Date, all other Mortgage Files, Servicing Files and the related servicing records to Purchaser.

(ii) Seller shall provide Purchaser with prior written notice of the carrier, shipping arrangements and insurance arrangements with respect to the delivery of the Mortgage Files. In the event that any document required to be delivered to Purchaser hereunder is missing, defective, not in accordance with Applicable Requirements or otherwise not delivered, and required by Applicable Requirements, Seller shall obtain and/or cure all such documents at Seller’s sole cost and expense. Each Mortgage File shall clearly indicate the Purchaser’s, Seller’s and Investor’s loan numbers and the related Pool numbers, if applicable. All documents included in the Mortgage Files, and all other documents required to be delivered to Purchaser by Seller pursuant to this Agreement which are or at any times come into the actual or constructive possession or control of Seller and have not been delivered to the Purchaser, if any, are and shall be held by Seller in trust for the benefit of Purchaser, and in a custodial capacity only. No such documents shall be destroyed unless electronically imaged, and then only to the extent such imaging would comply with Applicable Requirements, and upon the written request of Purchaser, Seller shall promptly deliver copies of such documents to Purchaser.

(iii) Except as otherwise provided in the Servicing Transfer Instructions, or required by Applicable Requirements, Seller may provide the Mortgage File, and the related servicing records in Seller’s possession, required to be delivered to Purchaser by means of stored electronic data, properly indexed, in a format reasonably acceptable to Purchaser, containing the relevant information in the form of stored electronic images.

(iv) If any Collateral Documents, Mortgage Files, Servicing Files or related servicing records with respect to any mortgage loans not ultimately included in the sale of Servicing Rights hereunder (including those mortgage loans that may be paid in full prior to the Sale Date) are delivered to Purchaser or its Document Custodian, Purchaser shall return, or cause its Document Custodian to return, such documents, files and records to Seller or it document custodian, promptly upon notice or knowledge of such event.

(c) MERS and Assignments of Mortgage. With respect to those Mortgage Loans registered with MERS as of the Transfer Date, Seller shall, within five days of the Transfer Date, notify MERS, in accordance with MERS’ operating procedures, of the sale of the Servicing Rights, and shall be responsible for the fees of MERS related to reflecting Purchaser as the owner of the Servicing Rights. With respect to any Mortgage Loans not registered with MERS as of the Transfer Date, Seller shall, at its own cost and expense, within 30 days after the Transfer Date prepare and record or cause to be prepared and recorded, as required by

Applicable Requirements, all prior intervening Assignments of Mortgages and all Assignments of Mortgages from Seller to Purchaser, and endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the Investor. Seller shall deliver to Purchaser all original recorded Assignments of Mortgages promptly upon receipt of same from the applicable recording offices or otherwise.

(d) Recertification. Seller shall obtain such Collateral Documents and shall take such steps as are necessary to enable Purchaser or its designee, after the Transfer Date, to obtain by the deadline required by Applicable Requirements any required certification or recertification of Pools or Mortgage Loans in connection with the transfer of Servicing Rights to Purchaser hereunder and/or the transfer of the Collateral Documents to a new Document Custodian, including delivery of Collateral Documents in accordance with the provisions of this Agreement and Servicing Transfer Instructions. If Purchaser or its designee or the Document Custodian returns a document to Seller for correction or missing information, Seller, at its own cost and expense, shall promptly correct the document or insert the appropriate information, record such document if required, and return the document to Purchaser, its designee or the Document Custodian, as applicable. If Seller does not take such actions and, as a result, Purchaser cannot obtain by the deadline required by Applicable Requirements, through the exercise of reasonable efforts after the Transfer Date, the certification or recertification of any Pool or Mortgage Loan, then upon the request of Purchaser, Seller shall (i) reimburse Purchaser for any reasonable, out-of-pocket expense or cost incurred by Purchaser in attempting to obtain a missing, inaccurate or incomplete document or the certification or recertification by the required deadline and (ii) reimburse and indemnify Purchaser for any Losses in accordance with the provisions of this Agreement.

Section 5.6 [Reserved].

Section 5.7 Escrows and Advances; Reconciliation. Unless otherwise set forth in the Servicing Transfer Instructions, within two Business Days following the Transfer Date, Seller shall remit and deliver to the Purchaser the Custodial Funds and all other funds and collections held by Seller in connection with the Mortgage Loans the Servicing Rights to which are being transferred on such Transfer Date; provided that (i) Custodial Funds in the nature of Mortgagors’ escrow funds shall be provided net of Seller’s unrecovered and unreimbursed, T & I Advances as to which Seller is entitled to reimbursement in accordance with Section 3.2(d)), and (ii) Seller shall retain those Custodial Funds necessary to provide the first remittance to Investor after the Transfer Date, and in the event such amounts retained by Seller are insufficient for such remittance to the Investor, the Purchaser shall provide to Seller the additional funds necessary to pay these amounts by wiring immediately available funds to Seller no later than three Business Days prior to the Investor-required remittance date. Unless otherwise set forth in the Servicing Transfer Instructions, (a) within five Business Days following the Sale Date, Seller shall provide to Purchaser a reconciliation, as of the Sale Date, of the Custodial Funds held and Advances outstanding as of such date; and (b) within five Business Days following the Transfer Date, Seller shall provide to Purchaser a reconciliation, as of the Transfer Date, of the Custodial Funds held and Advances outstanding as of such date. In the event that any payment or other amount required under this Section is not paid or remitted in a timely manner, the Party that failed to timely make such payment or remittance also shall pay to the other Party interest on such amounts at the Federal Funds Rate from the date such payment or remittance was due through and including the date on which such payment or remittance actually is made.

Section 5.8 Escrow Interest and Analysis. Seller shall pay interest on escrows through the day prior to the Transfer Date (and apply such interest to the related Custodial Account on and as of the day prior to the Transfer Date) to the extent interest with respect thereto is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans. Seller shall deliver to Purchaser appropriate information regarding the proper application of such interest in accordance with the Servicing Transfer Instructions. On or before the Transfer Date, Seller shall provide Purchaser with a listing of each Mortgage Loan for which an escrow analysis was performed within 60 days prior to the Transfer Date and for which changes in the Mortgagor’s escrow account payment amount therefore are pending.

Section 5.9 Forwarding of Payments and Other Items. All bills (including tax and insurance bills) pertaining to the Mortgage Loans which are due and payable on or before the Transfer Date or with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within 30 days after the Transfer Date shall be paid by Seller provided that the bills have been released, and Seller shall pay such bills in accordance with Applicable Requirements. All Mortgage Loan Payments and other funds or payments, all other bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence and other documentation related to the Mortgage Loans, that are received by Seller after the Transfer Date shall be forwarded by Seller, at Seller’s expense: (i) to Purchaser by overnight delivery within one Business Day following Seller’s receipt thereof for the first 30 days after the Transfer Date, (ii) to Purchaser by first class mail within one Business Day following Seller’s receipt thereof for the next 30 days thereafter, and (iii) unless otherwise provided by the Guides, to the sender thereof (including Mortgagors, with respect to Mortgage Loan Payments) by first class mail within one Business Day following Seller’s receipt thereof, with appropriate notice of the transfer hereunder, for all periods following the 60th day after the Transfer Date. All penalties and interest due on any Mortgage Loan resulting from Seller’s failure to pay a bill or to forward bills or other items to Purchaser as provided above shall be borne by Seller. Seller shall cooperate with Purchaser to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the 31st and 60th day after the Transfer Date. All documents, notices, correspondence and other documentation related to the Mortgage Loans that are received by Seller after the Transfer Date shall clearly indicate Purchaser’s and Seller’s loan numbers.

Section 5.10 Assignment of Flood and Tax Service Contracts. Seller shall assign to Purchaser, effective as of the Transfer Date, fully paid, freely transferable, life of the loan flood zone determination contracts with CoreLogic and fully paid, freely transferable, life of the loan tax service contracts issued by CoreLogic with respect to each of the Mortgage Loans. Seller shall obtain the required consents, if any, to assign such contracts to Purchaser. Seller shall undertake all obligations under this Section at its sole cost and expense. If the Seller fails to assign any of such contracts with respect to a Mortgage Loan, the Seller shall, within five Business Days of written notice from the Purchaser, reimburse the Purchaser for all reasonable, out-of-pocket costs and expenses payable to CoreLogic and associated with procuring such flood zone determination contract and tax service contract for each such Mortgage Loan.

Notwithstanding the preceding sentence, if the Seller or its representative delivers to Purchaser the following data related to a Mortgage Loan, no reimbursement obligation under this Section 5.10 shall be owed to Purchaser: P10P-2 file, Rev Adds File, Loan cross reference data.

Section 5.11 IRS Reporting. Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans, including the reporting of all interest paid by Seller for the account of Mortgagors under the Mortgage Loans for activity that occurs before the Transfer Date.

Section 5.12 Notification of Mortgagors, Insurance Companies, etc. By no later than 30 days prior to the Transfer Date, each Party shall deliver to the other Party for approval (which approval shall not be unreasonably withheld or delayed) a form of Mortgagor notification letter in connection with the transfer of the Servicing Rights. Seller’s notifications shall be in the form of the Model Forms referred to in 12 C.F.R. 1024.33(b). At least 15 days prior to the Transfer Date and otherwise in accordance with Applicable Requirements, Seller, at its expense, shall mail the approved form of notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices to Purchaser after the Transfer Date. Not more than 15 days after the Transfer Date and otherwise in accordance with Applicable Requirements, Purchaser, at its expense, shall mail the approved form of notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices to Purchaser after the Transfer Date. Seller also shall, at its expense, notify any applicable taxing authority and credit bureaus, the custodian of the Collateral Files, Purchaser’s and Seller’s electronic data processing servicing bureau, and Insurers that the Servicing Rights are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to Purchaser after the Transfer Date. Purchaser, at its expense, shall prepare and mail notification to the Mortgagors of the transfer of the Servicing Rights after the Transfer Date in accordance with Applicable Requirements.

Section 5.13 SCRA Schedule. As promptly as practicable after the Effective Date Seller shall provide to Purchaser a schedule of any Mortgage Loans subject to the Servicemembers Civil Relief Act.

Section 5.14 Power of Attorney. Seller shall execute a reasonable number of powers of attorney in the form attached hereto as Exhibit G to be used by Purchaser as reasonably necessary to service the Mortgage Loans in accordance with Applicable Requirements. Upon Seller’s reasonable request, Purchaser shall execute a power of attorney in a reasonably agreed form, to be used by Seller as reasonably necessary to service the Mortgage Loans in accordance with Applicable Requirements.

Section 5.15 Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement. Purchaser and Seller shall cooperate after the Transfer Date to resolve all customer complaints, disputes and inquiries related to activities that occurred prior to the Transfer Date. Such activities may include, but shall not be limited to, providing check copies, prior servicing histories, prior correspondence and escrow analyses. Each Party will provide such information to the other Party within a time period sufficient for such other Party to satisfy its obligations under the Real Estate Settlement Procedures Act and all other Applicable Requirements.

Section 5.16 Loss Mitigation. Purchaser agrees to (a) accept and continue processing any loan modification, deed in lieu, short sale, or other loss mitigation requests pending at the time of the Transfer Date in accordance with Applicable Requirements and (b) honor outstanding trial and permanent loan modification, deeds in lieu, short sales, or other loss mitigation agreements as of the Transfer Date in accordance with Applicable Requirements, in each case to the extent the applicable Servicing File contains the relevant information with respect to the foregoing, and subject to a change in facts or circumstances that would make continuing or completing the foregoing inconsistent with or in violation of the terms of Applicable Requirements. If required by Applicable Requirements explicitly pertaining to loss mitigation and foreclosure avoidance, the Mortgagor shall be a third party beneficiary of this Section 5.16 but only to the extent of such requirement.

Section 5.17 Notice of Actions. For a period of five years following the Transfer Date, Seller shall give prompt written notice to Purchaser of any Action against Seller related to any Mortgage Loan that reasonably could be expected to affect the servicing of such Mortgage Loan by Purchaser, to the extent not also against Purchaser.

Section 5.18 Non-Solicitation. From and after the Sale Date, Seller shall not permit its affiliates, officers, directors, shareholders, managers or employees, and shall not cause any agents and/or independent contractors working on Seller’s or its affiliates behalf, to, directly or indirectly, by telephone, by mail, by facsimile, by personal solicitation or otherwise, (a) take any action to solicit the Mortgagors for refinance or prepayment of the Mortgage Loans, in whole or in part, (b) take any action to facilitate or encourage any Person to solicit the Mortgagors for refinance or prepayment of the Mortgage Loans, in whole or in part, or (c) disseminate to any third party, for compensation or otherwise, any complete or partial list of the Mortgagors for the purpose of solicitation of Mortgagors for the refinance or prepayment of the Mortgage Loans. Nothing in this Section shall prohibit Seller from engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists or newspaper, radio or television advertisements.

Section 5.19 Post-Transfer Servicing. From and after the Transfer Date, Purchaser shall service the Mortgage Loans, or cause the servicing of the Mortgage Loans, in accordance with Applicable Requirements.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification of the Purchaser.

(m) The Seller shall indemnify and hold the Purchaser, its shareholders and Affiliates, and their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”) harmless from, and will reimburse the Purchaser Indemnified Parties for, any and all Losses incurred by any of them to the extent that such Losses result from, are caused by or arise out of any one or more of the following: (i) any breach of a representation or warranty made by the Seller in this Agreement regardless of the existence of actual or constructive knowledge of the Seller where such representation or warranty was made subject to the Seller’s knowledge; (ii) the nonfulfillment or breach of any term, covenant, condition, agreement or obligation of the Seller set forth in this Agreement, or any default or failure to perform by the Seller under this Agreement; and (iii) the failure to originate or service the Mortgage Loans prior to the Transfer Date (including any failure by the Seller or any Originator or Prior Servicer, or any employee, agent or representative acting on their behalf, to originate, sell, pool and service the related Mortgage Loans prior to the Transfer Date) in compliance with Applicable Requirements.

(n) The indemnity provided in this Section 6.1 shall remain in full force and effect regardless of any investigation made by Purchaser or its representatives. Further, for purposes of indemnification under this Section 6.1, a breach or inaccuracy of a representation or warranty contained in this Agreement shall be deemed to occur or exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been so breached or inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect, or material adverse change (it being the intention of the Parties that the Purchaser Indemnified Parties shall be indemnified and held harmless from and against any and all Losses resulting from, arising out of or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to materiality, material adverse effect, or material adverse change). Additionally, for purposes of indemnification under this Section 6.1, a breach or inaccuracy of a representation or warranty contained in this Agreement shall be deemed to occur or exist regardless of any exception to such representation or warranty disclosed by the Seller. The Foreclosure of a Mortgage Loan shall not be deemed to cut-off Losses in respect of the related REO Property.

Section 6.2 Repurchase of Mortgage Loans, REO Property and Servicing Rights. Subject to any limitations of the Investor, the Purchaser may require the Seller to accept the reassignment from the Purchaser of the applicable Servicing Rights and/or repurchase the related Mortgage Loan or REO Property from the Purchaser, or if permitted under Applicable Requirements repurchase the Mortgage Loan or REO Property directly from the Investor, if (a) any Mortgage Loan is an Excluded Loan, or (b) the Investor demands that the Purchaser repurchase a Mortgage Loan or REO Property or remove a Mortgage Loan from a Pool based on a fact or circumstance that pertains to the period prior to the Transfer Date. The Seller shall repurchase the Servicing Rights at a price equal to the Purchase Price Percentage multiplied by the outstanding principal balance of the related Mortgage Loan (or, if such Mortgage Loan has been converted to an REO Property, the outstanding principal balance at the time of foreclosure) and shall reimburse Purchaser for any outstanding Advances related to such Mortgage Loan made in accordance with Applicable Requirements, and shall repurchase the Mortgage Loan or REO Property, if applicable, at a price equal to the amount necessary to repurchase such Mortgage Loan or REO Property from the Investor or remove it from the applicable Pool, including all amounts necessary to satisfy the Investor’s indemnification or make-whole request, as may be the case, and including interest thereon calculated at the Mortgage Interest Rate through the last day of the month of repurchase.

If the Investor demands the repurchase of one or more Mortgage Loan(s) or REO or requires the reassignment of the Servicing Rights, the Party receiving such demand will promptly notify the other Party in writing together with a copy of such demand. If Purchaser receives such a demand from the Investor, Purchaser will notify the Seller and deliver to Seller a copy of the related demand within ten Business Days after Purchaser’s receipt of such demand, or such other date as mutually agreed by the Parties. Seller agrees to review the demand and, if Seller disputes the demand, Seller agrees further (i) to provide notice of intent to appeal to Purchaser within ten Business Days, or such other period as mutually agreed by the Parties, and (ii) to deliver to Purchaser a written appeal together with all information required to support such appeal within 35 days after Purchaser notifies Seller of the Investor’s demand, or such other period as mutually agreed by the Parties. Purchaser may reasonably revise and supplement any documentation and written appeal in its reasonable discretion; Seller shall, if requested by Purchaser or at Seller’s reasonable request and permitted by the Investor, participate in discussions with the Investor related to a demand, if any occur. If Seller agrees with the demand, Seller shall deliver a written notice to Purchaser of its agreement with such demand within ten Business Days after Purchaser notifies Seller of the Investor’s demand. The Parties agree to cooperate in good faith and in a timely fashion regarding any demands and appeals.

Subject to Applicable Requirements, when the Seller is required to repurchase a Mortgage Loan or REO Property or accept the reassignment of the Servicing Rights from the Purchaser, and does not seek to appeal such demand as provided in the preceding paragraph, such repurchase or reassignment shall be accomplished by the Seller within 30 days following receipt of written demand from the Purchaser pursuant hereto, or such shorter period as required by the Investor. The Purchaser may, as mutually agreed by the Parties, sub-service such repurchased Mortgage Loan or REO Property for such period of time that will enable the Parties to provide proper transfer notices to be given to the Mortgagor in accordance with Applicable Requirements, but in no event for longer than 30 days, and the Purchaser shall be entitled to all Servicing Fees and Ancillary Fees as consideration for sub-servicing the Mortgage Loan or REO Property. Upon completion of such repurchase by the Seller, the Purchaser shall forward to Seller on the third Business Day following receipt of proceeds as provided in this Section 6.2, all Mortgage Files and Custodial Funds relating to such Mortgage Loans, REO Property and/or Servicing Rights, as applicable, in accordance with Applicable Requirements. Any failure to satisfy the timing deadlines imposed by this Section 6.2 (other than those imposed by the Investor) shall not result in forfeiture of any rights hereunder, but shall result only in a diminution in the amount of recovery otherwise permitted by this Section 6.2 based upon any actual prejudice caused directly by such delay.

Section 6.3 Compensatory Fees. The Seller shall reimburse the Purchaser for any Compensatory Fees with respect to the Mortgage Loans which are asserted by an Investor with respect to the servicing of any Mortgage Loan prior to the Transfer Date; provided, that nothing herein is intended to limit or otherwise impair the right or ability of the Seller to dispute with the applicable Investor any responsibility or liability for such amounts claimed by such Investor. For the avoidance of doubt, the Seller shall be responsible for all Compensatory Fees imposed by an Investor prior to the Transfer Date or relating to Mortgage Loans for which foreclosure has been completed prior to the Transfer Date. The Purchaser shall notify the Seller within ten (10) Business Days of any demand from an Investor for such amounts and permit the Seller to reasonably contest and/or appeal such demands and, if requested by the Seller, the Purchaser shall pay such amounts from funds provided by Seller subject to a written reservation of the Seller’s rights to dispute such amounts. The Seller shall provide the Purchaser with all funds relating to the payment of Compensatory Fees that are the responsibility of the Seller pursuant to this Section 6.3 in a timely manner so as to allow the Purchaser to comply with Applicable Requirements regarding the payment of such amounts to the applicable Investor.

Section 6.4 Indemnification of Seller.

(e) The Purchaser shall indemnify and hold the Seller, its shareholders and Affiliates, and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) harmless from, and will reimburse the Seller Indemnified Parties for, any and all Losses incurred by any of them to the extent that such Losses result from, are caused by or arise out of any one or more of the following: (i) any breach of a representations or warranty made by the Purchaser in this Agreement, regardless of the existence of actual or constructive knowledge of the Purchaser where such representation or warranty was made subject to the Purchaser’s knowledge; (ii) the nonfulfillment or breach of any term, covenant, condition, agreement or obligation of the Purchaser set forth in this Agreement, or any default or failure to perform by Purchaser under this Agreement; or (iii) the failure to service the Mortgage Loans after the Transfer Date (including any failure by the Purchaser, any subservicer, or any employee, agent or representative acting on their behalf, to service the related Mortgage Loans after to the Transfer Date) in compliance with Applicable Requirements.

(f) The indemnity provided in this Section 6.4 shall remain in full force and effect regardless of any investigation made by Seller or its representatives. Further, for purposes of indemnification under this Section 6.4, a breach or inaccuracy of a representation or warranty contained in this Agreement shall be deemed to occur or exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been so breached or inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect, or material adverse change (it being the intention of the Parties that the Seller Indemnified Parties shall be indemnified and held harmless from and against any and all Losses resulting from, arising out of or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to materiality, material adverse effect, or material adverse change.)

Section 6.5 Notice and Settlement of Claims.

(a) Each Party to this Agreement shall notify the other Party in writing of the existence of any material fact known to it giving rise to any obligations of the other Party under Article VI, including any claim brought by a third party or the commencement of any Action which may give rise to any such obligations (each, a “Claim”); provided, however, that the Indemnified Party shall only submit claims for indemnification for Losses that do not involve a Claim, only upon the earlier of: (i) a monthly basis, or (ii) in aggregate amounts that equal or exceed $[***]. The failure or delay in providing notice shall not relieve a Party obligated to provide indemnification (“Indemnifying Party”) of any obligation to indemnify or reimburse the other Party (“Indemnified Party”) hereunder unless such failure or delay materially prejudices the rights or increases the liability of the Indemnifying Party with respect to the matter as to which such notice relates, and then such Indemnifying Party’s obligation to indemnify or reimburse hereunder shall be reduced only by the amount that it actually has been damaged thereby. The Indemnifying Party may, at its own cost and expenses, assume and control defense of any Claim, including the right to designate counsel and to control, all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim; provided that such counsel shall be reasonably satisfactory to the Indemnified Party in the exercise of its reasonable discretion. Notwithstanding the foregoing, if the Purchaser is the Indemnified Party and the Purchaser reasonably believes that the assumption of the defense or prosecution of all or a portion of such Claim by the Purchaser is necessary to assure that its right or ability to enforce a material portion of its other Mortgage Loans or Servicing Rights or to assure that its method of doing business or its authority and approvals to service are not materially impaired, then, upon notice to the Seller from the Purchaser, the Seller shall permit such assumption by Purchaser. The Party not controlling the defense or prosecution of any such Claim may participate at its own costs and expense. Neither the Indemnifying Party nor the Indemnified Party shall be entitled to settle, compromise, decline to appeal, or otherwise dispose of any Claim, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Following the discharge of the Indemnifying Party’s obligations with respect to any Claim under this Article VI, the Indemnified Party shall, subject to Applicable Requirements, assign to the Indemnifying Party any and all related Claims against third parties. Within 15 Business Days after receipt, the Indemnified Party shall refund to the Indemnifying Party the amounts of all recoveries received by the Indemnified Party with respect to any claim with respect to which it is reimbursed for Losses. The obligations of the Indemnifying Party under this Section 6.5 shall include Losses for Claims that are settled (with the Indemnifying Party’s prior written consent) whether or not such settlement includes any acknowledgment or admission of fault, liability or breach by the Indemnifying Party.

(b) Following the receipt of written notice from the Indemnified Party of a Claim, the Indemnifying Party shall (i) seek to cure the problem giving rise to the demand, if possible, and (ii) within 30 days or such lesser time as may be required by the Investor, Insurer or third party claimant, pay the amount for which it is liable or otherwise take the actions which it is required to take. As to any Claim for which notice is given as hereinbefore provided, the corresponding obligation of indemnity shall continue to survive, until whichever of the following events first occurs: (1) the Indemnifying Party shall have discharged its obligation of indemnity to the Indemnified Party with respect to such claim, as required hereunder or (2) a court of competent jurisdiction shall have finally determined that the Indemnifying Party is not liable to the Indemnified Party with respect to such claim.

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement and the Parties obligations to engage in or complete the transaction contemplated hereby may be terminated prior to the Transfer Date as follows:

(a) by mutual written consent of the Parties;

(b) by the Purchaser or the Seller, by written notice to the other Party, if the other Party fails to comply in any material respect with any term, covenant, condition or agreement applicable to it hereunder, and does not cure such failure within 30 days notice from the Purchaser or the Seller, as applicable;

(c) by the Purchaser or the Seller, by written notice to the other Party, if the other Party breaches any of the representations or warranties made by it hereunder in any material respects, and does not cure such breach within 30 days notice from the Purchaser or the Seller, as applicable;

(d) by the Purchaser or the Seller, by written notice to the other Party, if any condition precedent to the Purchaser or the Seller’s obligations, as applicable, under this Agreement is not met within the specified time period; provided, however, that neither of the Parties may terminate this Agreement pursuant to this Section 7.1(d) if such Party is in breach in any material respect of any of its representations, warranties, covenants, obligations, conditions or agreements set forth herein; or

(e) by the Purchaser, by written notice to the Seller, if the Investor Consent is revoked by Investor before June 30, 2014, or such other date mutually agreed in writing by the Seller and Purchaser.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further force, except that the provisions of this Section 7.2 and Sections 6.1, 6.4, 6.5, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.14, and 8.15, and any other provision which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. If this Agreement is terminated between the Sale Date and Transfer Date, within two Business Days after such termination, the Seller shall return to the Purchaser any portions of the Purchase Price paid by the Purchaser to the Seller pursuant to this Agreement, and the Purchaser shall return any documents or information concerning the Mortgage Loans or Servicing Rights to the Seller. Other than in the event of a termination by Seller pursuant to Section 7.1(b) or (c), or in a termination by Seller pursuant to Section 7.1(d) and Purchaser is in breach in any material respect of any of its representations, warranties, covenants, obligations, conditions or agreements set forth herein, Seller shall pay Purchaser interest on such portions of the Purchase Price at the Federal Funds Rate from the date originally paid by the Purchaser to the date returned to the Purchaser. The termination of this Agreement shall not affect the rights of either Party with respect to any liabilities incurred or suffered by such Party as a result of the breach by the other Party of any of its representations, warranties, covenants or agreements in this Agreement. The right to terminate this Agreement shall be in addition to any other rights of the Parties under this Agreement, at law or equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Exclusivity. From the Effective Date to the earlier of the Sale Date or the termination of this Agreement in accordance with the terms hereof, the Seller shall not, and shall cause its affiliates and agent to not, directly or indirectly, initiate, encourage, entertain or accept any bid, submission, proposal or offer to purchase directly or indirectly all or a portion of the Servicing Rights.

Section 8.2 Confidentiality. All information which is not public knowledge (including Mortgagor or customer information of any kind, proprietary business procedures, servicing fees or prices, policies or business plans) disclosed heretofore or hereafter by either Party to the other Party (including its attorneys, accountants or other representatives) in connection with the transaction contemplated hereby (including the existence of this Agreement and the terms hereof) shall be kept confidential by the other Party and shall not be disclosed to any third party by such Party without the other Party’s consent except (a) as contemplated herein or as reasonably necessary to effectuate the transaction contemplated hereby, (b) to the extent it is or hereafter becomes public knowledge or becomes lawfully obtainable form other sources, (c) to the extent required by Applicable Law or (d) in working with legal counsel, auditors, taxing authorities or other Governmental Authorities.

Notwithstanding any other express or implied agreement to the contrary, the Parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 8.3 Costs and Expenses; Broker’s Fees. Each of the Parties hereto shall bear its own fees, costs, expenses and commissions of financial, legal and accounting advisors and other advisor and brokers incurred in connection with the due diligence, negotiation and execution of this Agreement. The Seller shall be responsible for any fees, costs and expenses relating to obtaining the Investor Consents, the transfer of the Servicing Rights to the Purchaser and any fees or other amounts owed to the Investor, any custodian or a Prior Subservicer with respect to the period prior to the Transfer Date. Each Party covenants and agrees that, in the event such Party enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, such Party shall be solely responsible for all such fees.

Section 8.4 Notices. Except as otherwise expressly permitted by this Agreement, all notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) when received, if given in person, by courier or by a national overnight delivery service, return receipt requested, (b) five Business Days after deposit in the United States mail if delivered by registered or certified mail, return receipt requested, to the appropriate addresses, facsimile number or email address set forth below:

If to the Seller:

HomeStreet, Inc.
601 Union St., Suite 2000
Seattle, WA 98101
Attention: Susan Greenwald, SVP, Single Family Operations Director

With a copy to:

HomeStreet, Inc.
601 Union St., Suite 2000
Seattle, WA 98101
Attention: Godfrey Evans, EVP, General Counsel, Chief Administrative Officer

With a copy to:

Eric J. Edwardson
K&L Gates LLP
1601 K Street N.W.
Washington D.C. 20006

If to the Purchaser:

SunTrust Mortgage, Inc.
901 Semmes Avenue
Richmond, VA 23224
Attention: Executive Vice President – Capital Markets

With a copy to:

SunTrust Mortgage, Inc.
1001 Semmes Avenue
Richmond, VA 23224
Attention: Legal Department

Section 8.5 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written communications regarding same. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.7 Submission to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER OR BY ANY OTHER MANNER IN ACCORDANCE WITH LAW; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 8.8 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 8.9 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the term “include” or “including” shall mean without limitation by reason of enumeration; and (g) reference to any other document referenced herein shall include all amendments and modifications thereto and any exhibits, schedules or other supplements thereto.

Section 8.10 Effect of Headings; Exhibits; No Strict Construction. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. The Schedules and Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Parties acknowledge that this Agreement and related documents have been prepared jointly, and shall not be strictly construed against either Party.

Section 8.11 Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Party of the economic benefit intended to be conferred by this Agreement, the Parties shall, in good-faith, enter into negotiations to place each Party in materially the same economic position as each Party would have been in except for such invalidity.

Section 8.12 Due Diligence. The Seller agrees that the provision of any information and documents by the Seller, and the review thereof and determinations made by the Purchaser in connection with its due diligence review of any information and documents, shall have no bearing on, and shall not limit the effect of, the Seller’s representations, warranties, covenants, indemnities and other obligations under this Agreement, or any rights or remedies of the Purchaser.

Section 8.13 Survival. Notwithstanding anything else to the contrary herein, all warranties, representations, covenants, indemnities and other agreements of the Parties set forth herein shall survive the Effective Date, the Sale Date and the Transfer Date.

Section 8.14 No Remedy Exclusive. No remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to any remedies given under this Agreement, under any other agreement, or existing at law or in equity.

Section 8.15 Successors and Assigns; Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their respective permitted successors and assigns. This Agreement shall not be assigned, pledged or hypothecated by either Party without the prior written consent of other Party, which consent may be withheld by the other Party in its sole discretion, and any such purported assignment shall be null and void and of no effect. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except as expressly set forth herein, nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.16 Sale Treatment. It is the express intention of the Parties that the transaction contemplated hereby be, and be construed as, a sale of the Servicing Rights related to the Mortgage Loans by the Seller and not a pledge of the Servicing Rights related to the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. Accordingly, the Seller and the Purchaser shall each treat the transaction as a sale in their business records, tax returns and financial statements. The Seller covenants to do all things reasonably requested by the Purchaser to perfect the sale of the Servicing Rights, including providing (and does hereby provide) authorization to the Purchaser to file any financing statements appropriate or necessary to perfect such sale.

Section 8.17 Reproduction of Documents. This Agreement and any documents related hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall, after any applicable authentication, be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.18 Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confining to Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transaction contemplated hereby.

Section 8.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same agreement. The Parties agree that this Agreement and signature pages may be transmitted between them by facsimile or electronic images and that faxed or electronically imaged signatures shall constitute original signatures and is binding upon the applicable Party.

[Signature appear on next page]

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Servicing Rights Purchase and Sale Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written

HOMESTREET BANK

By:	/s/ Darrell Van Amen

Name:	Darrell Van Amen

Title:	Executive Vice President

SUNTRUST MORTGAGE, INC.

By:	/s/ Hakan Beygo

Name:	Hakan Beygo

Title:	Senior Vice President

EXHIBIT A

FIELDS TO BE INCLUDED IN MORTGAGE LOAN SCHEDULE

•	Loan Number

•	Current Principal Balance

•	Current Payment Amount (P&I)

•	Current Tax & Insurance Payment Amount

•	Current Total Payment Amount

•	Original Principal and Interest Payment Amount

•	Origination Date

•	First Payment Date

•	Original Loan Amount

•	Original Loan Term

•	Original Interest Rate

•	Original Property Value

•	Original LTV

•	Original Combined LTV

•	Original Property Valuation

•	Income Documentation

•	DTI Ratio Back-end at Origination

•	DTI Ratio Front-end at Origination

•	Original FICO

•	Occupancy

•	Lien Position at Origination

•	Loan Source

•	Loan Purpose Coding

•	Number of Units

•	Mortgage Insurance Coverage Percentage at Origination

•	Property Type

•	Balloon Flag

•	Balloon Term

•	Buydown Flag

•	Interest Only at Origination

•	Interest Type at Origination

•	Product Type at Origination

•	Escrow Balance: (Taxes, Insurance (Hazard, Flood, Wind, FHA/MPI) that will expire within 60 days after Transfer Date; Outstanding bills; Pay all items due prior to and within 30 days after Transfer Date. (MSP Users: 1AT))

•	Escrow Advance Balance

•	Suspense Balance

•	Restricted Escrow Balance

•	Reserve Balance

•	Escrow Amount at Origination

•	Late Charge Balance

•	Recoverable Corporate Advance Balance

•	Third Party Recoverable Corporate Advance Balance

•	Investor Name

•	LO Type Description

•	Loan Matures Date

•	Net Servicing Fee

•	Property Alpha State Code

•	Property Type Code Description

•	Foreclosure Stop Code Description

•	Bankruptcy Status

•	Man Code

EXHIBIT B-1

ESTIMATED PURCHASE PRICE COMPUTATION WORKSHEET

	Loan Count	UPB
Loans in Servicing Sale Offering
Less: Prepayments
Less: UPB Paydown
Less: Loan Kicks

Estimated Population and UPB as of Settlement

Purchase Price %

Estimated Purchase Price Proceeds
Less: 10% Holdback Amount

Estimated Amount to be Wired 06/30/2014

EXHIBIT B-2

PURCHASE PRICE COMPUTATION WORKSHEET

Loan Count	UPB
Loans in Servicing Sale Offering
Less: Prepayments
Less: UPB Paydown
Less: Loan Kicks

Population as of 06/20/2014

Purchase Price %

Purchase Price Amount off of 06/20/14 Balance
Less: 10% Holdback Amount

Amount Wired 06/30/2014

Population as of 06/30/2014

Purchase Price Amount off of 06/30/14 Balance	$ —
Less: 10% Holdback Amount	$ —
Less: 06/30/2014 Wire Amount	$ —

Amount owed to (Purchaser)/Seller	$ —

EXHIBIT C

FORM OF BILL OF SALE

This BILL OF SALE (“Bill of Sale”), dated as of June 30, 2014 (the “Sale Date”), is made and entered into by and between SUNTRUST MORTGAGE, INC., a Virginia corporation (the “Purchaser”) HOMESTREET BANK, a Washington savings bank (the “Seller”).

WITNESSETH:

WHEREAS, the Purchaser and the Seller have entered into that certain Servicing Rights Purchase and Sale Agreement, dated as of June 30, 2014, by and between the Purchaser and Seller (as amended, supplemented or otherwise modified from time to time, “Purchase Agreement”); and

WHEREAS, by this Bill of Sale, Seller is vesting in the Purchaser its right, title, interest and obligation in, to and under the Conveyed Assets as provided herein.

NOW, THEREFORE, in consideration of Seller’s receipt of the Purchase Price and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and subject to the conditions of the Purchase Agreement, the Parties hereto agree as follows:

ARTICLE I

AGREEMENT

Section 1.01. Definitions. All capitalized terms used herein, but not otherwise defined, shall have the meanings specified in the Purchase Agreement.

Section 1.02. Sale. Effective as of the Sale Date, the Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, and the Purchaser does hereby accept, all beneficial right, title and interest in and to the Servicing Rights to the Mortgage Loans on the Mortgage Loan Schedule attached hereto as Schedule A and all rights related thereto, the related Advances, the related Custodial Funds and the related Mortgage Files, on the terms and subject to conditions more fully described in the Purchase Agreement.

Section 1.03. Governing Agreement. This Bill of Sale is expressly made subject to the terms and provisions of the Purchase Agreement. The delivery of this Bill of Sale shall not affect, alter, enlarge, diminish or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms or provisions of the Purchase Agreement in any manner whatsoever, and all of the representations, warranties, covenants, conditions, indemnities, terms and provisions contained in the Purchase Agreement shall survive the delivery of this Bill of Sale to the extent, and in the manner, set forth in the Purchase Agreement. In the event of a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern and control.

Section 1.04. Successors and Assigns. The provisions of this Bill of Sale shall bind the Seller and its successors and permitted assigns and inure to the benefit of the Purchaser and its respective successors and permitted assigns.

Section 1.05. Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Bill of Sale. Whenever the context requires in this Bill of Sale, the singular shall include the plural, and vice versa. This Bill of Sale shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 1.07. Governing Law. THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 1.06. Execution in Counterparts. This Bill of Sale may be executed and delivered in one or more original or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. The Purchaser and Seller intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Bill of Sale to be duly executed in its name by one of its duly authorized officers, all as of the date first written above.

By:

Printed:

Title:

SUNTRUST MORTGAGE, INC.

By:

Printed:

Title:

SCHEDULE A TO BILL OF SALE

MORTGAGE LOAN SCHEDULE

[provided electronically]

EXHIBIT D

SERVICING TRANSFER INSTRUCTIONS

[attached]

EXHIBIT E

FORM OF LIMITED POWER OF ATTORNEY

                    , a                     of HomeStreet Bank (the “Prior Servicer”), hereby constitutes and appoints SunTrust Mortgage, Inc. (“SunTrust”) as its true and lawful attorney-in-fact, in its name, place and stead for the purposes set forth below. This Limited Power of Attorney is being delivered pursuant to that Servicing Rights Purchase and Sale Agreement dated as of                     , 2014 between the Prior Servicer, as seller, and SunTrust, as purchaser (as amended, restated and modified from time to time, the “Purchase Agreement”).

NOW THEREFORE, in consideration of the mutual promises, obligations and covenants contained herein and in the Purchase Agreement, and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Prior Servicer does hereby make, constitute and appoint SunTrust as the Prior Servicer’s true and lawful attorney-in-fact in the Prior Servicer’s name, place and stead, with respect to each mortgage loan, the servicing rights for which have been sold by the Prior Servicer to SunTrust pursuant to the Purchase Agreement, for the following:

1.	Execute or file assignments of mortgages or deeds of trust, or of any beneficial interest in a mortgage or deed of trust;

2.	The modification or re-recording of a mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided the (i) said modification or re-recording, in either instance, does not adversely affect the lien of the mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the related servicing agreements;

3.	The full satisfaction/release of a mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related mortgage note;

4.	Correct or otherwise remedy any errors or deficiencies contained in any transfer or reconveyance documents provided or prepared by Prior Servicer, including, but not limited to note indorsements;

5.	To endorse checks in connection with optional insurance, loss drafts, payoffs, payments, refunds and claims, and depositing the same into the appropriate accounts.

The Prior Servicer gives SunTrust full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the Prior Servicer might or could do, and any act or thing lawfully down hereunder and in accordance with this Limited Power of Attorney. This appointment is to be construed and interpreted as a limited power of attorney and does not empower or authorize the said attorney-in-fact to do any act or execute any document on behalf of the Prior Servicer not authorized pursuant hereto.

Without limiting the general application of the preceding paragraph, nothing herein shall (a) permit SunTrust to commence, continue, or otherwise prosecute or pursue any foreclosure proceedings in the name of Prior Servicer, or (b) grant SunTrust the power to (i) initiate or defend any suit, litigation, or proceeding in the name of Prior Servicer or be construed to create a duty of Prior Servicer to initiate or defend any suit, litigation, or proceeding, (ii) incur or agree to any liability or obligation in the name of or on behalf of Prior Servicer, or (iii) execute any document or take any action on behalf of, or in the name, place, or stead of, Prior Servicer, except as provided herein.

All note indorsements executed pursuant to this Limited Power of Attorney shall contain the words “without recourse,” and unless required by law, all others documents of transfer executed pursuant to this Limited Power of Attorney shall contain the following sentence: “This [insert document title] is made without recourse to or against HomeStreet Bank, and without representation or warranty, express or implied, by HomeStreet Bank”

The rights, power and authority of the attorney-in-fact granted in this instrument will commence and be in full force in effect on the date of the execution and such rights, power and authority will remain in full force and effect until 11:59 p.m., Eastern Standard time, on the date that is three years from such date (the “Termination Date”). This Limited Power of Attorney shall be coupled with an interest and shall be irrevocable prior to the Termination Date.

The Prior Servicer agrees and represents to those dealing with SunTrust that they may rely on this Limited Power of Attorney until the Termination Date. Any and all third parties dealing with SunTrust may rely completely, unconditionally and conclusively on the authority of SunTrust, and need not make any inquiry about whether SunTrust is acting pursuant to the Purchase Agreement. Any third party may rely upon a written statement by SunTrust that any particular mortgage loan or related mortgaged property in question is subject to and included under this Limited Power of Attorney or the Purchase Agreement.

Nothing herein shall be deemed to amend or modify the Purchase Agreement or the respective rights, duties and obligations of the Prior Servicer or SunTrust under the Purchase Agreement, and nothing herein shall constitute a waiver or any rights or remedies thereunder.

THIS LIMITED POWER OF ATTORNEY IS ENTERED INTO AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF,                     has caused this Limited Power of Attorney to be executed by its officer duly authorized this         day of             , 2014.

By:

Name:

Title:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me, a notary public commissioned in                     County,     , this         day of                     , 2014 by                     (name of agent) as the                     (title) of                     .

Seal	Name

Signature

Notary registration number

My commission expires

EXHIBIT F

PURCHASE PRICE PERCENTAGE

[***] percent [***]

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.